LIMITED POWER OF ATTORNEY


     The undersigned hereby appoints Kenneth Hartmann, as attorney-in-fact to act for the undersigned and in the name of the undersigned solely to do all or any of the following:

     1.     To execute and file with the Securities
and Exchange Commission all statements regarding the undersigned's beneficial ownership of securities of Proliance International, Inc. filed pursuant to
Section 13(d) or Section 16(a) of the Securities
Exchange Act of 1934;

     2.     To execute all necessary instruments to
carry out and perform any of the powers stated above, and to do any other acts requisite to carrying out such powers.

     Kenneth Hartmann shall not incur any liability to the undersigned for acting or refraining from acting under this power, except for such attorney's own willful misconduct or gross negligence. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Section
13(d) or Section 16 of the Securities Exchange Act of
1934.

     Any reproduced copy of this signed original shall be deemed to be an original counterpart of this Power of Attorney.

     This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file statements pursuant to either Section 13(d) or
Section 16(a) of the Securities Exchange Act of 1934 with respect to the undersigned's beneficial ownership of securities of Proliance International, Inc., unless earlier revoked. This Power of Attorney shall terminate with respect to the attorney-in-fact upon receipt by Kenneth Hartmann from the undersigned of a written notice of revocation of this Power of Attorney. The undersigned shall have the right to revoke this Power of Attorney at any time.

     IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 15th day of February, 2008.


By:   /s/ Arthur Slaven
      Arthur Slaven